EXHIBIT 99.1

Northwest	18701 120th Avenue NE	www.nwbio.com
Biotherapeutics, Inc.	Suite 101	OTCBB: NWBT
Bothell, WA 98011

Media Contact:
Lorie Calvo
425-608-3008
Northwest Biotherapeutics Closes its Placement of Shares with Foreign Institutional Investors
BOTHELL, Washington, June 22, 2007 — Northwest Biotherapeutics, Inc. today announced that its has placed 15,789,473 shares of its common stock with foreign institutional investors at a price of £0.95 per share (in each case, after giving affect to the company’s reverse stock split of its outstanding shares of common stock at an exchange ratio of 15 to 1). The gross proceeds from the placement were approximately £15 million, while net proceeds from the offering, after deducting commissions and expenses, were approximately £13.1 million. The Company plans to use the net proceeds from the placement to fund clinical trials, product and process development, working capital and repayment of certain existing debt.
This announcement does not constitute an offer to sell, or a solicitation of an offer to purchase, securities in the United States. The securities offered in the placing and referred to herein have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This notice is issued pursuant to Rule 135c of the Securities Act of 1933.